                                                               EXHIBIT III


Agreement and Plan of Merger by and among Sattel Global Networks, Inc., Urbani Acquisition Corp. and Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar
             U.S.A. dated August 7, 2001, as amended

                                   AGREEMENT

                              AND PLAN OF MERGER

                                 BY AND AMONG

                          SATTEL GLOBAL NETWORKS, INC.,

                            URBANI ACQUISITION CORP.

                                      AND

        ROSARIO'S EPICUREO, LTD. D/B/A URBANI TRUFFLES & CAVIAR U.S.A.





                             ____________________
                                August 7, 2001
                             ____________________

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated August 7, 2001, is made and entered into by and among Sattel Global Networks, Inc., a Colorado corporation ("Parent"), Urbani Acquisition Corp., a New York corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar U.S.A., a New York corporation (the "Company"). Merger Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                                 WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company in accordance with New York Business Corporation Law (the "NYBCL") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and

     WHEREAS, for United States federal income tax purposes, the parties intend that the Merger shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a "plan of reorganization" within the meaning of the Code; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger; and

     WHEREAS, as a condition to, and upon the execution of, this Agreement, certain officers of the Company, including Rosario Safina, are entering into employment agreements with the Company; and

     WHEREAS, as consideration for entering into this Agreement, certain shareholders, (specifically Seville Consulting, Inc.), of the Parent are concurrently herewith entering into a Voting Agreement (the "Voting Agreement") in substantially the form to be attached hereto as Exhibit A, whereby each such shareholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Articles of Merger (as defined in Section 1.3 hereof), the parties hereto, intending to be legally bound, agree as follows:

                                 ARTICLE I
                                THE MERGER

     1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.3 hereof),

Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause the Articles of Merger, the form of which shall be appended hereto (the "Articles of Merger") to be executed, delivered and filed with the Secretary of State of the State of New York in accordance with the applicable provisions of the NYBCL at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of the State of New York, or at such later time as may be agreed to by the parties and set forth in the Articles of Merger. The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is herein referred to as the "Effective Date."

     1.4. Articles of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, as amended as set forth in an exhibit to the Articles of Merger. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.5. Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation and the Parent shall be the persons who were the directors of Company immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Company immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.6. Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its or their commercially reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the NYBCL at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Salon Marrow, Dyckman & Newman LLP, 685 Third Ave., New York City, New York 10017, within three business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company, but in no event later than December 31, 2001, (the "Closing Date"). The Closing will be effective as of the Effective Time.

                                 ARTICLE II
                         CONVERSION OF SECURITIES

     2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, the holder of any shares of Company Common Stock (as defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

          (a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, par value $10.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) will be canceled and extinguished and be converted automatically into the right to receive 50,625 shares (the "Exchange Ratio") of common stock, par value $.001 per share, of the Parent (the "Parent Common Stock") after giving effect to a 10:1 reverse split of the Parent common shares which shall occur prior to closing. In the event the reverse split of the common shares of the Parent is greater or less than a 10:1 the exchange ratio shall be adjusted to properly reflect the issuance of that number of shares of Parent common capital stock which will result the in the shareholders of Company owning 67.5% of the Parent at the Effective Time.

          (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in the event of (i) any stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, combination, exchange of shares, adjustment or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, except as anticipated herein, or (ii) any increase in the number of shares of Company Common Stock on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), other than increases resulting from transactions permitted in Section 5.1 hereof, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, reorganization, recapitalization, combination, exchange of shares, adjustment or like change or increase.

          (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing sale price for a share of Parent Common Stock on the OTC-BB Market on the trading day immediately prior to the Effective Time.

          (f) Dissenting Shares. Company represents and warrants that there will be no dissenting shares.

          (g) Stock Options. Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.1 of the Company Disclosure Letter (as defined in the preamble to Article III hereof)), the Company shall not, and shall cause any Company Stock Option Plan administrator not to, take any action prior to the Effective Time that will create any Company Stock Option or other right to purchase any Company shares unless otherwise permitted herein.

     2.2. Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock outstanding immediately prior to the Effective Date (each, a "Company Warrant") shall be assumed by Parent and converted into a warrant (each a "Parent Warrant") (in an amount equal to 400,000 Parent shares (200,000 shares priced at $1.00 per share and 200,000 shares priced at $1.50 per share) to acquire, on substantially the same terms and conditions, the number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to Section 2.1(d) above (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of the Parent Common Stock issuable upon exercise of such Parent Warrant shall be One Dollar ($1.00) per share for the first 200,000 shares and One Dollar and Fifty Cents ($1.50) per share for the second 200,000 shares based upon a capitalization of 17,400,000 shares of common stock issued and outstanding on a fully diluted basis. Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.3 of the Company Disclosure Letter), the Company shall not take any action prior to the Effective Time that will extend the exercise period of any Company Warrant or otherwise amend the terms of outstanding Company Warrants.

     2.3. Exchange of Certificates.

          (a) Prior to the Effective Time, Parent shall designate a law firm, commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as exchange agent ("Exchange Agent") in the Merger.

          (b) Promptly at the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II the aggregate number of shares of Parent Common Stock issuable pursuant to Section
2.1 in exchange for outstanding shares of Company Common Stock. At the Effective Time or as soon as thereafter practicable after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a certificate representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this
Section 2.3, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

                                ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Merger Sub on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

     3.1. Organization and Qualification. Each of the Company and its Subsidiaries, if any, (as defined below) is a company duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its Bylaws, or other applicable organizational document (any such documents of any business entity hereinafter referred to as its "Governing Document"). The Company has delivered to Merger Sub accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises as a result of the transactions contemplated hereby), or
(ii) would prevent or materially impair the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     3.2. Capital Stock of Subsidiaries. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share of capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in Section 3.2 of the Company Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in
Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto other than restrictions on transfer pursuant to applicable securities laws.

     3.3. Capitalization. The authorized capital stock of the Company consists of 200 shares of Company Common Stock, $10.00 par value per share, and no shares of preferred stock are authorized nor issued. As of the close of business on June 30, 2001 (the "Company Measurement Date"), (a) 200 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were authorized, issued and or outstanding, (c) the Company had no shares of Company Common Stock held in its treasury, (d) No Company Options to purchase shares of

Company Common Stock in the aggregate had been granted or remained outstanding under any Company Stock Option Plans, (e) Company Warrants to purchase 7.90 shares of Company Common Stock were outstanding (based upon the current exchange ratio), and (f) except for the Company Warrants, there were no outstanding Rights (defined below). Except as permitted by Section 5.1(b), since the Company Measurement Date, no additional shares in the Company have been issued and no Rights have been granted. Except as described in the preceding sentence or as set forth in Section 3.3 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any shareholder of the Company has a right to vote. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
There are not as of the date hereof any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of the capital stock of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, re-price, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

     3.4. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby under applicable law. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

     3.5. No Conflict; Required Filings and Consents.

          (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of
(x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental Entity") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the Company Option Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby or thereby except (i) the filing of the Articles of Merger as provided in Section 1.3 hereof. amended, or (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, or (iii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.6. Financial Statements.

          (a) The Company is not required to file any report, form or other document with the SEC.

          (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries attached hereto (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for footnotes and normal year-end adjustments).

          (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be shown on the face of a balance sheet or disclosed in notes to financial statements under United States generally accepted accounting principles, except (i) liabilities recorded on the Company's balance sheet at December 31, 2000 (the "Balance Sheet") included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, or (ii) liabilities or obligations incurred since December 31, 2000 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.7. Absence of Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Letter, since December 31, 2000 through the date of this Agreement, the Company and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     3.8. Litigation. Except as set forth in Section 3.8 of the Company Disclosure Letter, there is no (a) claim, action, suit or proceeding pending or, to the Knowledge (as defined in Section 8.6 hereof) of the Company or any of its Subsidiaries, threatened against or relating to the Company or any of its Subsidiaries, or (b) outstanding judgment, order, writ, injunction or decree (collectively, "Orders"), or application, request or motion therefor, in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

     3.9. Title to Properties. The Company does not own any real property. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, have a Company Material Adverse Effect or except as otherwise set forth in Section
3.9 of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record and other permitted liens and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law, and (v) the Company and its Subsidiaries own outright all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens of record and other permitted liens. Except where the failure would not, individually or in the aggregate, have a Company Material Adverse Effect, the plant, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

     3.10. Certain Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company Disclosure Statement or any agreements, contracts or commitments entered into since December 31, 2000,
(ii) any agreements, contracts or commitments with manufacturers, suppliers, sales representatives, distributors, or OEM strategic partners of the Company pursuant to which the Company recognized revenues or payments in excess of $100,000 for the twelve-month period ended December 31, 2000, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 8.6 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "Company Material Contracts"), in such a manner as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.10 of the Company Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Company Material Contract to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

     3.11. Compliance with Law. Except where the failure would not have a Company Material Adverse Effect, to the best of the Company's knowledge and belief, all activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state, provincial and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, and Orders of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by the Company or any Subsidiary of any claims filed against the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements which would be
required to be disclosed in any Company SEC Report.   The Company and its
Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.12. Taxes.

          (a) "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

          (b) Except as set forth in (or resulting from matters set forth in)
Section 3.13 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect:

              (i) the Company and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income, sales and all other material Tax returns and reports required to be filed on or before the Effective Time (collectively "Returns"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries;

              (ii) all Taxes of the Company and its Subsidiaries shown on such Returns or otherwise known by the Company to be due or payable have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles;

              (iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

              (iv) no deficiency has been asserted or assessed against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened for any material amount of Tax by any taxing authority;

              (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Return has been requested, which Return has not since been filed;

              (vi) all Returns filed by the Company and its Subsidiaries are correct and complete in all material respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

              (vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

              (viii) neither the Company nor any of its Subsidiaries have made since January 1, 2001 and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period;

              (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;

              (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement; and

              (xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to be assessed for or made accountable for any Tax for which any other person or persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Merger or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other person or persons.

          (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in
(i) the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code by reason of the Merger or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

     3.13. Employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise, except as set forth in Section 3.13 of the Company Disclosure Letter. The Company Disclosure Letter, under the caption referencing this Section 3.13, lists all employment, severance and change of control agreements (or any other agreements that may result in the acceleration of outstanding options) of the Company or its Subsidiaries. To the Company's knowledge, each of the Company and its Subsidiaries is in compliance with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment, equal opportunity, anti-discrimination laws, and wages and hours, except where such noncompliance has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of the Company or any of its Subsidiaries, any unfair labor practice complaints, labor disturbances or other controversies respecting employment which are pending or threatened which, if they actually occurred, would reasonably be expected to have a Company Material Adverse Effect) against the Company or any of its Subsidiaries.

     3.14. Employee Benefit Plans and policies.

          (a) With the exception of the plans referred to in Schedule 3.14(a) attached hereto (the "Employee Benefit Plans"), the Company does not maintain or have an obligation to contribute to, and has at no time since the effective date of ERISA maintained or had an obligation to contribute to, any "employee pension benefit plan" as defined in Section 3(2) of ERISA with regard to any employee, past or present, and the Company is not and has at no time since the effective date of the Multiemployer Pension Plan Amendment Act of 1980 been a party to, nor during such period made any contribution to, any "Multiemployer Plan" as defined in Section 3(37) of ERISA with regard to any employee, past or present. The Employee Benefit Plans are, and at all times, have been, in material compliance with ERISA and they are and at all times, have been in material compliance with the requirements for qualification under Section 401(a), and with the minimum funding standards of Section 412, of the Code as amended, and the rules and regulations promulgated thereunder.

          (b) The funding method used in connection with each of the Employee Benefit Plans is acceptable under ERISA. The Employee Benefit Plans are the only plans of the Company with regard to any employee, past or present, which are, or ever were, subject to the provisions of Part 3 of Title I of ERISA,
Section 412 of the Code, or the provisions of Title IV of ERISA.

          (c) Except as set forth in Schedule 3.14(c), the Corporations are not in material default in performing any of its obligations (including funding obligations) with respect to the Employee Benefit Plans.

     3.15. Environmental Matters.

          (a) The Company and its Subsidiaries, to the best of their knowledge and belief, (i) have been in compliance and are presently complying in all material respects with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except in each case for such failure to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws, that would, with respect to any of (i), (ii) or (iii) above, be required to be disclosed in the Parent's SEC Reports.

          (b) For purposes of this Agreement, the term (i) "Environmental Laws" means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

     3.16. Insurance. The Company, to the best of its knowledge and belief, is adequately covered by insurance policies currently in force with respect to its business and properties. Except as disclosed in Section 3.16 of the Company Disclosure Letter, there are no claims outstanding under any insurance policy which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.17. Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (nor any person representing the Company or any of its Subsidiaries) has at any time during the last five years (a) made any payment in violation of the Foreign Corrupt Practices Act or similar laws of other countries where the Company engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     3.18. Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export
Administration Regulations.

     3.19. Finders or Brokers.  Except for such Persons as set forth in
Section 3.19 of the Company Disclosure Letter, whose fees will be paid by the Company, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company (the "Company Board") or any member of the Company Board has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

     3.20. Board Recommendation. The Company Board has, at a meeting of such Company Board duly held on July__, 2001, approved and adopted this Agreement, the Merger, the Company Option Agreement and the other transactions contemplated hereby and thereby, declared the advisability of the Merger and recommended that the shareholders of the Company approve the Merger and the other transactions contemplated hereby, and has not as of the date hereof rescinded or modified in any respect any of such actions.

     3.21. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.22. Tax Matters. Neither the Company nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

     3.23. State Takeover Statutes; Rights Agreement. The Company Board has taken all actions so that the restrictions contained in the New York Business Code applicable to a "business combination" will not apply to the execution, delivery of performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

                                 ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     Merger Sub and Parent jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct:

     4.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation validly existing and in good standing under the laws of the State of New York formed on August ____2001 and has no liabilities of any kind whatsoever and has not conducted any business since inception. Each of Merger Sub and Parent is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Parent Material Adverse Effect (as defined below). Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "Parent Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent or materially delay Merger Sub's or Parent's ability to consummate the transactions contemplated hereby.

     4.2. Capitalization. A. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, .01 par value. As of the close of business on March 31, 2001 (the "Parent Measurement Date"), (a) 30,410,017 shares of Parent Common Stock were issued and outstanding, which number of issued and outstanding shares shall be reduced to 4,875,000 at the Effective Time by effectuating a proposed 10:1 (which may be more or less) reverse split of the common shares and the issuance of certain other shares for services, expenses and other costs; (b) no shares of Parent Preferred Stock were issued and outstanding, (c) warrants to purchase 2,000,000 (1,000,000 shares priced @$1.00 per share and 1,000,000 shares priced @$1.50 per share) shares of Parent Common Stock in the aggregate had been granted and remained outstanding after the reverse split of the common stock which are non-cancelable for a period of three years from July 31, 2001. Since the Parent Measurement Date, no additional shares of Parent Common Stock have been issued and are outstanding, except pursuant to the exercise of options. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights created by the General Corporation Law of the State of Colorado or Parent's Charter Document or Governing Document, or any other agreement with the Company. All of the Parents' common shares have been validly issued pursuant to resolution and opinion of counsel and are, to the Company's knowledge and belief, after due inquiry, in compliance with all applicable state and federal securities laws, rules and regulations. There are not, at the date of this Agreement, any existing options, warrants, calls, subscriptions, convertible securities or other rights which obligate Parent or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries except as disclosed in herein.

     4.2 B. The Parent Disclosure statement sets forth all of the Parent's Common Stock issuances in the past 36 months to the best of current management's information, knowledge and belief after due inquiry; including a stockholders list, certified by Signature Stock Transfer, the Parent's Transfer Agent listing all stockholdings and beneficial interests of key stockholders.

     4.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Company Option Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the Merger and the other provisions contemplated hereby and thereby under applicable law. The execution and delivery by Parent and Merger Sub of this Agreement and the Company Option Agreement, and the consummation of the Merger and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Merger or other transactions contemplated hereby and thereby (other than approval by the Parent's stockholders required by applicable law). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The shares of Parent Common Stock to be issued by Parent pursuant to the Merger, as well as the Parent Options and the shares of Parent Common Stock to be issued upon exercise thereof: (i) have been duly authorized, and, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights,
(ii) be listed on the OTC-BB Market and (iii) will be issued free and clear of any Liens.

     4.3. No Conflicts; Required Filings and Consents.

          (a) Neither the execution, delivery or performance of this Agreement by Merger Sub or Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Merger Sub or Parent with any provision hereof will
(i) violate, conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Merger Sub or Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of Merger Sub or Parent under any of the terms, conditions or provisions of any note, license, bond, deed of trust, mortgage or indenture, or any other material instrument, obligation or agreement to which Merger Sub or Parent is a party or by which its properties or assets may be bound or (iii) violate any law, judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Merger Sub or Parent in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby except (i) (A) in connection with the applicable requirements of the NYBCL, (B) the filing of a 14(c) Notification Statement with the SEC, if applicable, in accordance with the Securities Act, or (C) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or
(ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.4. SEC Filings; Financial Statements.

          (a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it since March 6, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Parent SEC Reports") with the SEC. The Parent SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Parent SEC Report filed prior to the date of this Agreement.

          (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in such Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments).

          (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Parent SEC Reports, (ii) the liabilities recorded on Parent's consolidated balance sheet at December 31, 2000 included in the financial statements referred in Section 4.5(a) hereof and the notes thereto, (iii) liabilities or obligations incurred since December 31,2000 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (iv) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.5. Absence of Changes or Events. Except as set forth in the Parent SEC Reports, since December 31, 2000 through the date of this Agreement, Parent and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably likely be expected to result in a Parent Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of Parent or any of its Subsidiaries which has had, or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     4.6. Litigation. Except as disclosed in the Parent SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, or (ii) outstanding Orders, or application, request or motion therefor, in a proceeding to which Parent, any Subsidiary of Parent or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any Subsidiary is in default in any material respect with respect to any such Order.

     4.7. Compliance with Law. All activities of Merger Sub and Parent to the best of the Parent and Merger Sub's knowledge and belief after due inquiry have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by Parent of any claims filed against either Merger Sub or Parent alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in the Parent SEC Reports. Merger Sub and Parent have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.8. Finders or Brokers.   Neither Parent, Merger Sub, the other
Subsidiaries of Parent, the Boards of Directors of Parent and Merger Sub or any member of such Boards of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

     4.9. Tax Matters. Neither Parent nor, to its knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

      4.10Disclosure. Parent has disclosed in writing, or pursuant to this Agreement and the Schedules attached hereto, all facts material to the business, assets, prospects and condition (financial or otherwise) of Parent. No representation or warranty to the Company by Parent contained in this Agreement, and no statement contained in the Schedules attached hereto, any certificate, list or other writing furnished to the Company by Parent pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. All statements contained in this Agreement, the Schedules attached hereto, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of Parent for all purposes of this Agreement.

     4.11 The Board of Directors of the Parent has voted to recommend approval of the transactions contemplated by this Agreement and a majority of the stockholders of the Parent have ratified the action of the Board of Directors of the Parent.


     4.12 Listing. Parent is listed on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the ?Principal Market?). Parent shall maintain the Common Stock's authorization for quotation on the Principal Market. Parent shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market (excluding suspensions of not more than one trading day resulting from business announcements by Parent). Parent shall promptly provide to the Company copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on the Principal Market.

     4.13 The Parent is not a party to any contract, understanding, agreement or commitment (written or oral) that would be required to be filed as an exhibit to the Parent?s SEC Reports.

     4.14 The Parent has provided to the Company all material agreements, certificates, correspondence and other items, documents and information requested by Company counsel in such counsel?s Corporate Review Memorandum dated August __ , 2001.

                                 ARTICLE V
                         COVENANTS AND AGREEMENTS

     5.1. Conduct of Business of the Parent, Merger Sub and Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent or Company, as applicable, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Parent, Merger Sub and the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use commercially reasonable best efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent or Company, as applicable:

          (a) amend any of its Charter Documents or Governing Documents; authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except pursuant to and in accordance with the terms of Company Warrants outstanding on the Company Measurement Date,

          (b) subdivide, cancel, consolidate or reclassify any shares of its capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

          (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

          (d) except as otherwise expressly contemplated by this Agreement,
(i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "Non-Executive Employee"), except in the ordinary course of business consistent with past practice or (B) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to Non-Executive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to Non-Executive Employees in the ordinary course of business, consistent with past practices; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (e) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

          (f) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $5,000 or (iii) as may be required or contemplated by this Agreement, except for leases of property to the Company;

          (g) except as otherwise contemplated by the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that is in the ordinary course of business consistent with past practice without the prior written consent of Parent, which consent will not be unreasonably withheld;

          (h) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Parent, Merger Sub or the Company or any Subsidiary;

          (i) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

          (j) make any election under any applicable Tax laws which would, individually or in the aggregate, have a Company or Parent Material Adverse Effect;

          (k) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $5,000 without the consent of Parent or Company, as applicable, which consent shall not be unreasonably withheld or delayed;

          (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

          (m) agree or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Company Option Agreement.

          (n) Parent shall maintain the listing of its Common Stock on the OTC-BB Market;

              (i) Parent shall file SEC Reports, at its expense, in accordance with the 1934 Act; and (ii) Parent shall comply with the requirements of Rule 14C of the 1934 Act with the cooperation of the Company.

     5.2. Company Shareholder and Parent Stockholder Meetings.

          (a) The Company shall, promptly after the date hereof, take all action necessary in accordance with the New York Business Code and its Articles of Incorporation and Bylaws to convene the Company Shareholders Meeting or obtain unanimous shareholder written consent within 45 days of the Signing of this Agreement, whether or not the Company Board determines at any time after the date hereof that the Merger is no longer advisable. The adoption of the Merger by the shareholders of the Company shall be recommended by the Company Board unless, in the good faith judgment of the Company Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Company Shareholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the New York Business Code. The Company shall consult with Parent regarding the date of the Company Shareholders Meeting. Subject to Section 5.2 and Section 5.3 hereof, the Company shall use commercially reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

          (b) Parent shall, promptly after the date hereof, take all action necessary in accordance with the Colorado Corporations Code and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders Meeting within 45 days of the signing of this Agreement, whether or not the Parent Board determines at any time after the date hereof that the Merger is no longer advisable. The approval by the stockholders of the Parent of the transactions contemplated by this Agreement shall be recommended by the Parent Board unless, in the good faith judgment of the Parent Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Parent Stockholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the Colorado Corporations Code and applicable securities laws. Parent shall consult with the Company regarding the date of the Parent Stockholders Meeting. Subject to Section 5.2 and Section 5.3 hereof, Parent shall use commercially reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Merger and the transactions contemplated herein and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.3. Additional Agreements, Cooperation.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its commercially reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, foreign law or regulations,
(iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the Company Option Agreement or the consummation of the transactions contemplated hereby or thereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement.

          (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade Commission or any other government or governmental authority regarding any of the transactions contemplated hereby.

            (c) Preparation of Information and Registration Statements. The Company and the Parent shall cooperate with each other in order for Parent, at its expense, to prepare and file with the Securities and Exchange Commission the (i) information statement required pursuant to Rule 14C of the Securities Exchange Act for the amendment of the Certificate of Incorporation, and (ii) the registration statement for the shares of common stock underlying the Company and Parent Warrants and such other shares as the Parent and Company may agree prior to closing.

     5.4. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or the OTC-BB Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

     5.5. No Solicitation.

          (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries (except as set forth in the proviso to this sentence) and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company; provided that, this
Section 5.5(a) shall not prohibit activities permitted by Section 5.5(b) in response to an inquiry initiated after the date hereof.

          (b) Prior to termination of this Agreement pursuant to Article VII hereof, the Company and its Subsidiaries shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 5.5(b) by the Company or any of its Subsidiaries, or by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.5(b) sufficient to enable Parent to terminate this Agreement pursuant to
Section 7.1(d)(i) hereof.

          (c) In addition to the foregoing, the Company shall not enter into any agreement concerning an Acquisition Proposal unless and until this Agreement is terminated.

     5.6. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company and Parent and their authorized representatives (including counsel, other consultants, accountants and auditors) shall have reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of the other party and its Subsidiaries, and will permit Company or Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Company or Parent with such financial and operating data and other information with respect to its business and properties as Company or Parent may from time to time reasonably request and confer with Company or Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company or Parent and its Subsidiaries and the status of satisfaction of conditions to the Closing, other than information that may not be disclosed under applicable law or in violation of an agreement or if such disclosure would result in a waiver of the attorney-client privilege; provided, however, that in any such event the parties shall cooperate in good faith to obtain waivers of such prohibitions or implement alternative methods of disclosure of material information. All information obtained by Company or Parent pursuant to this Section 5.6 shall be kept confidential in accordance with the Letter of Intent dated June 22, 2001.

     5.7. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of (a) its obtaining of Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     5.8. Resignation of Officers and Directors. At or prior to the Effective Time, the Merger Sub and the Parent shall deliver to the Company the resignations of the officers and directors of the Parent and the Merger Sub.

     5.9. Indemnification.

          (a) As of the Effective Time and for a period of one year following the Effective Time, Parent will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") any persons who were shareholders, directors or officers of the Company or any Subsidiary prior to the Effective Time (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law, under the Governing Documents of the Company or any Subsidiary or under the indemnification agreements listed on Schedule 5.9 in effect immediately prior to the date hereof, with respect to any act or failure to act by any such Indemnified Person at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

          (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the Colorado Corporations Code or the NYBCL or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Parent shall pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel).

          (c) In the event that Parent or any of its successors or assigns (i) consolidates with, merges or otherwise enters a business combination into or with any other person, and Parent or such successor or assign is not the continuing or surviving corporation or entity of such consolidation, merger or business combination, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.9 and none of the actions described in clauses (i) and (ii) above shall be consummated until such provision is made.

          (d) In the event any claim, action, suit, proceeding or investigation (a "Claim") for which indemnification is provided under this
Section 5.9 is brought against an Indemnified Person (whether arising before or after the Effective Time) after the Effective Time Parent shall defend such Indemnified Person from such claim with counsel reasonably acceptable to such Indemnified Person; provided, however, that in the event Parent fails to provide a defense to such Claim or it would be inappropriate due to conflicts of interests that counsel for Parent also represent such Indemnified Person,
(i) such Indemnified Person may retain separate counsel reasonably acceptable to Parent, (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnified Person as statements therefor are received, and (iii) the indemnifying party will use all commercially reasonable best efforts to assist in the defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any Claim without its written consent, which consent shall not be unreasonably withheld, and provided further, however, that not more than one such separate counsel may be retained for all Indemnified Persons at the expense of the indemnifying party (unless, and to the extent that, the joint representation of all Indemnified Persons poses an actual conflict of interest). Any Indemnified Person desiring to claim indemnification under this Section 5.9, upon learning of any Claim, shall notify the indemnifying party (but the failure to so notify shall not relieve the indemnifying party from any liability which it may have under this Section 5.9 except to the extent such failure materially prejudices such indemnifying party).

          (e) This Section 5.9 is intended to benefit the Indemnified Persons, shall be enforceable by each Indemnified Person and his or her heirs and representatives.

     5.10. Employee Benefit Plans.

          (a) 401(k) Plan. Company shall take the following steps with respect to the Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar U.S.A. Salary Savings Plan (401(k) Plan): at least three days prior to the Effective Time, the Company shall terminate the 401(k) Plan pursuant to written resolutions, the form and substance of which shall be satisfactory to Parent. Individuals employed by the Company at the Effective Time ("Company Employees") shall be allowed to participate in Parent's 401(k) plan effective as of the first payroll following the Effective Time; and all service with the Company shall be considered service with Parent for purposes of determining eligibility, vesting, and benefit accrual (i.e., any matching contributions) under Parent's 401(k) plan.

As soon as administratively feasible after assets are distributed from the 401(k) Plan, Company Employees shall be offered an opportunity to roll their 401(k) Plan account balances into Parent's 401(k) Plan, if any.

     5.11. Determination of Warrant holders. At least ten business days before the Effective Time, the Company shall provide Parent and Parent shall provide the Company with a true and complete list, as of such date, of (a) the holders of Company or Parent Warrants, (b) the number of shares of Company or Parent Common Stock subject to Company or Parent Warrants held by each such warrant holder and (c) the address of each such warrant holder as set forth in the books and records of the Company, Parent or any Subsidiary, following upon which there shall be no additional grants of Company Options without Parent's prior consent. From the date such list is provided to Company or Parent until the Effective Time, the Parent and the Company shall provide a daily option activity report to each other containing such information as each shall reasonably request.

     5.12. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing.

     5.13. Affiliates.

          (a) Promptly following the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to the Company (the "Company Affiliates"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver to Parent, on or prior to the Closing, an affiliate letter in the form attached hereto as Exhibit D, executed by each of the Company Affiliates identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

          (b) Parent shall procure, on or prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit E, executed by appropriate affiliates of Parent.

          (c) For so long as re-sales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use good faith efforts to comply with Rule 144(c)(1) under the Securities Act.

     5.14. Tax-Free Reorganization. Parent and the Company shall each use all commercially reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take or fail to take, or cause any third party to take or fail to take, any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.15. SEC Filings; Compliance. The Company and Parent shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Parent, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Parent, the "New SEC Reports") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.16. Agreement for Additional Share Issuance. Parent covenants to cause the Stock Purchase Warrants to be exercised such that the gross proceeds to the Parent will be equal to at least $500,000.00, of which gross proceeds of at least $250,000.00 of the $500,000.00 shall be within 90 days of the Effective Time and the balance of $250,000.00 of gross proceeds shall be received within 270 days of the Effective Time. In the event the Parent has not received gross proceeds of at least $500,000.00 within 270 days of the Effective Time, then the Parent shall issue to the Company stockholders, the number of additional shares of Common Stock equal to the difference between
(i) 9,750,000 and (ii) a fraction, the numerator of which shall be equal to the product of (a) 9,750,000 and (b) the gross proceeds from the exercise of the Stock Purchase Warrants and the denominator of which shall be equal to 500,000. Company shareholders shall at all times cooperate with warrant holders in providing such information as may reasonably be needed to allow the warrant holder to make an informed decision as to such investment. In that regard, Company shareholders shall agree to maintain all regulatory filings in a timely manner and otherwise comply with all statutes, rules and regulations of the Securities and Exchange Commission and the NASD.

     5.17. Registration of Parent and Company warrants. Company shareholders agree, that upon the effective date of the merger, they shall commence the process or direct the commencement of the process required to register all shares of common stock Parent underlying the outstanding warrants under a form SB-2 or SB-3 or similar appropriate registration statement in a timely manner.
 The cost of such registration shall be borne by the Parent.

     5.18. Covenant Not to Issue Additional Shares. Except in connection with a bona-fide purchase or acquisition and/or the Company's stock option plan which meets reasonable guidelines for similar such companies, Company shareholders agree that, upon the effective date of the merger, they will direct or cause to be directed such action(s) as may be necessary to assure that no additional shares of Parent Common or Preferred Stock is issued nor any reverse split of the outstanding shares is effected for a period of one year from the Effective Time without the prior written consent of Dan Starczewski, controlling shareholder of Seville Consulting, Inc. which consent shall not be unreasonably withheld.

                               ARTICLE VI
                         CONDITIONS TO CLOSING

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

          (a) Company Shareholder and Parent Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of (i) the shareholders of the Company under the New York Business Code and the Company's Charter Document and Governing Documents and (ii) the stockholders of Parent under the Colorado Corporations Code the NYBCL and the Parent's Charter Document and Governing Documents with respect to the matters described in Section 6.1.

          (b) Governmental Action; No Injunction or Restraints. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Merger, asserting the illegality of the Merger or this Agreement or seeking damages (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the transactions contemplated hereby which continues to be outstanding. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose sanctions, damages or liabilities (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the Merger on the Company or any of its officers or directors; or (ii) preventing the consummation of the Merger.

          (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained, as to which the failure to obtain, make or occur would have the effect of making the Merger or this Agreement or any of the transactions contemplated hereby illegal or which, individually or in the aggregate, would have a Parent Material Adverse Effect (assuming the Merger had taken place), including, but not limited to: the expiration or termination of the applicable waiting period, or any extensions thereof, pursuant to the Securities Act.

          (d) Delivery of Certificates. On the closing date, Parent will deliver to each holder of certificates which represent Company Common Stock prior to the Effective Time the stock certificates contemplated by this Agreement.

          (e) No De-listing Notice. Parent shall be listed on the OTC-BB and shall not have received any notice of de-listing as of the Effective Time.

          (f) Satisfaction with Due Diligence.   The Company shall have been
satisfied, in its sole discretion, with the results of its legal, financial, accounting and business due diligence.

          (g) Certificate of Incorporation. Parent shall cause its shareholders to ratify the amendment to its certificate of incorporation which increases the number of authorized shares of Common Stock to effect a reverse split, change the name of the Parent, to re-incorporate in Delaware and to effect such other changes to the Parent's Charter Documents as reasonably requested by the Company.

          (h) Parent and Merger Sub Liabilities. Neither the Parent nor the Merger Sub shall have any liabilities absolute or contingent, matured or unmatured or of any kind whatsoever or any litigation pending or threatened as of the Effective Time.

          (i) Opinion of Counsel The Company shall have received an opinion of Counsel from Thomas F. Pierson, P.C., in form and substance satisfactory to counsel to the Company.

          (j) Contract with Columbia Financial Group. The Parent shall have entered into or arranged for a pre-paid agreement with Columbia Financial Group of Lutherville Maryland to provide investor relations and public relations for the Parent for a period of one year from the Effective Time.

     6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) No Injunctions or Restraints. No final judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

          (d) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

              (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; and

              (ii) a copy of (A) the Articles of Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of New York, (B) the Bylaws of the Company and (C) the resolutions of the Company Board and shareholders authorizing the Merger and the other transactions contemplated by this Agreement, certified by the Secretary of the Company.

          (e) Company Affiliate Letters. Parent shall have received all of the letters described in Section 5.14(a) hereof executed by each of the Company Affiliates.

          (f) Dissenting Shares.  None.

          (h) Leak Out Agreements with Key Shareholders. Parent and Company shall have received agreements from certain key shareholders holding not less than 2,000,000 shares at the effective date to leak-out such shares in equal amounts over 24 months on a cumulative basis.

     6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Parent, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a) and
(b) hereof have been satisfied.

          (d) Tax Opinion. The Company shall have received an opinion as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

              (i) No gain or loss will be recognized by the Company as a result of the Merger;

              (ii) No gain or loss will be recognized by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional shares);

              (iii) The tax basis of the Parent Common Stock received by the stockholders who exchange all of their Company Common Stock in the Merger will be the same as the tax basis of the Company Stock surrendered in exchange therefor; and

              (iv) The holding period of the Parent Common Stock received by a shareholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock is a capital asset in the hands of the shareholder of the Company at the time of the Merger.

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Parent, the Company and others.

                                 ARTICLE VII
                                 TERMINATION

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders or the Parent's stockholders:

          (a) by mutual written consent of the Company and Parent (on behalf of Parent and Merger Sub);

          (b) by either the Company or Parent (on behalf of Parent and Merger
Sub):

              (i) if the Merger shall not have been completed by December 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

              (ii) if shareholder approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain shareholder approval.

              (iii) if stockholder approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain stockholder approval.

              (iv) if any restraint having any of the effects set forth in
     Section 6.1(b) or Section 6.2(c) hereof shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such restraint to continue in effect; or

          (c) by the Company

              (i) if Parent or Merger Sub shall have breached any of its representations and warranties contained in Article IV hereof which breach has had or is reasonably likely to have a Parent Material Adverse Effect or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Merger Sub within thirty days following receipt of notice thereof from the Company;

              (ii) if (a) the Parent Board or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this

     Agreement, or (b) the Parent Board or any committee thereof shall have resolved to take any of the foregoing actions; or

          (d) by Parent (on behalf of Parent and Merger Sub):

              (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has had or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.5(b) hereof, as to which no materiality requirement and no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

              (ii) if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended an Acquisition Proposal, or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions.

     7.2 Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its shareholders or directors or officers in respect thereof, except for agreements which survive the termination of this Agreement, except for liability that Parent or Merger Sub or the Company might have to the other party or parties arising from a breach of this Agreement due to termination of this Agreement.

     7.3  Fees and Expenses.

          (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, the Company, on the one hand, and Parent and Merger Sub, on the other, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that the registration and filing fees incurred in connection with this Agreement and all the filings by the Parent and costs thereof with all regulatory body and all related costs prior to the Closing and Effective date will be borne by the pre-closing Parent.

          (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated as a result of a breach of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i), then the nonbreaching party shall be entitled to receive from the breaching party damages resulting from such breach, including without limitation, all out-of-pocket fees and expenses incurred or paid by or on behalf of the nonbreaching party or any Affiliate of the nonbreaching party in connection with this Agreement, the Merger and transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants.

          (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent or the Company is entitled to terminate this Agreement pursuant to Section 7.1(b)(iii) (except if immediately prior to the Parent Stockholder Meeting, an event or condition exists that would result in a Company Material Adverse Effect), or (y) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (except if the Parent Board's withdrawal or modification of its approval or recommendation of this Agreement occurs after a Company Material Adverse Effect), then, in each case Parent shall immediately notify Company of such termination.

                               ARTICLE VIII
                               MISCELLANEOUS

     8.1-Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2-Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     8.3-Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

     8.4 -Notices. Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party's address.

          If to Parent:

          Sattel Global Networks, Inc.
          1004 Depot Hill Road Suite 1E
          Broomfield, Colorado 8002
            Attention:  Dan Starczewski
          Phone 336-918-0509
          with a copy to:

          Donald G. Davis and Associates
          P.O.Box 12009
          Marina Del Rey, CA 90295
          Attn:  Donald G. Davis
          310-823-8300


          If to the Company:

          Rosario's Epicureo, Ltd. d/b/a Urbani Truffles & Caviar U.S.A. 29-24 40th Ave.
          Long Island City, New York 11101
          Phone: 718-392-5050
          Attention: Rosairo Safina, President

          with copies to:

          Salon Marrow Dyckman & Newman LLP
          685 Third Ave.
          New York, New York 10017
          212-661-7100
          Attn:  Martin Licht, Esq.

          (a) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     8.5-Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6-Interpretation; Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "Knowledge" means the actual knowledge of a director or any executive officer of the applicable party or any of its Subsidiaries, as such knowledge has been obtained or would have been obtained after reasonable inquiry by such person in the normal conduct of the business; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

     8.7-Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company or the stockholders of Parent; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company or the stockholders of Parent without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.8-No Third Party Beneficiaries.  Except for the provisions of Section
5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     8.9-Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereby irrevocably waives the right to any jury trial in connection with any action or proceeding brought or maintained in connection with this Agreement.

     8.10-Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Company Option Agreement and the Reciprocal Confidentiality Agreement.

     8.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the page.

     8.12 Restrictions on Transfer of Parent Stock. Each Stockholder of the Company, severally and not jointly with any other Person shall (i) acknowledge that the Parent Common Stocks has not been registered under the Securities Act and therefore may not be resold by that stockholder of the Company without compliance with the Securities Act and (ii) covenants that none of said shares of will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations. All certificates evidencing Parent Common Stock issued pursuant to this Agreement will bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                  SATTEL GLOBAL NETWORKS, INC.


                                  By: __________________________________
                                       Dan Motsinger, President and
                                       Chief Executive Officer


                                  URBANI ACQUISITION CORP.


                                  By: __________________________________
                                       Dan Starczewski, President


                                  ROSARIO'S EPICUREO, LTD. D/B/A URBANI
                                  TRUFFLES & CAVIAR U.S.A.


                                  By: __________________________________
                                       Rosario Safina, Chief Executive Officer